Exhibit 99.1

ANADIGICS to Update Fourth Quarter 2014 Guidance and Present at the 17th Annual Needham Growth Conference

WARREN, NJ, January 14, 2015 -- ANADIGICS, Inc. (Nasdaq: ANAD), a leading provider of radio frequency semiconductor solutions in the growing broadband wireless and wireline communications markets, announced that Company CEO, Ron Michels and Vice President and CFO, Terry Gallagher will be presenting at the 17th Annual Needham Growth Conference held at The New York Palace in New York City on Wednesday, January 14, 2015 at approximately 11:20am ET.

During the presentation, management will be communicating that it expects fourth quarter 2014 revenues to be in line with previously issued guidance of an 8 to 12% sequential increase. Further, the Company anticipates a sequential improvement in non-GAAP gross margin to exceed the 200 basis point improvement previously expected.  With regard to year end Net Cash (total cash minus bank debt), the Company anticipates reporting approximately $14.4 million, an improvement from the $9.5 million reported at the close of the third quarter 2014.  These comments are based on preliminary and unaudited financial statements as of and for the quarter ended December 31, 2014.

The presentation will be webcast live on the Company's web site at http://www.anadigics.com/investors.

About ANADIGICS, Inc.

ANADIGICS, Inc. (Nasdaq: ANAD) (the “Company”) designs and manufactures innovative radio frequency (RF) semiconductor solutions for the growing CATV infrastructure, small-cell, WiFi, and cellular markets. Headquartered in Warren, NJ, ANADIGICS offers RF products with exceptional reliability, performance and integration to deliver a unique competitive advantage to OEMs and ODMs for infrastructure and mobile applications. The Company’s award-winning solutions include line amplifiers, upstream amplifiers, power amplifiers, front-end ICs, front-end modules and other RF components. For more information, visit www.anadigics.com

Safe Harbor Statement

Except for historical information contained herein, this press release contains projections and other forward-looking statements (as that term is defined in the Securities Exchange Act of 1934, as amended). These projections and forward-looking statements reflect the Company's current views with respect to future events and financial performance and can generally be identified as such because the context of the statement will include words such as "believe", "anticipate", "expect", or words of similar import. Similarly, statements that describe our future plans, objectives, estimates or goals are forward-looking statements. No assurances can be given, however, that these events will occur or that these projections will be achieved and actual results and developments could differ materially from those projected as a result of certain factors. You are cautioned that any such forward-looking statements are not guarantees of future performance and involve risk and uncertainties, as well as assumptions that if they materialize or prove incorrect, could cause results to differ materially from those expressed or implied by such forward-looking statements. Further, all statements, other than statements of historical fact, are statements that could be deemed forward-looking statements.  We assume no obligation and do not intend to update these forward-looking statements, except as may be required by law.Important factors that could cause actual results and developments to be materially different from those expressed or implied by such projections and forward-looking statements include those factors detailed from time to time in our reports filed with the Securities and Exchange Commission, including the Company's Annual Report on Form 10-K for the year ended December 31, 2013, and those discussed elsewhere herein.